As filed with the Securities and Exchange Commission on October 12, 2007
Registration No. 333-74430

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
CLEAR CHANNEL COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation or organization)	74-1787539 (I.R.S. Employer Identification No.)

200 East Basse Road
San Antonio, TX	78209
(Address of Principal Executive Offices)	(Zip Code)
Live Nation, Inc. 401(k) Savings Plan
(Full title of the plan)
Mark P. Mays
Chief Executive Officer
Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, TX 78209
(210) 822-2828
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

Deregistration of Securities
     On December 3, 2001, Clear Channel Communications, Inc., a Texas corporation (the “Company”), filed a Registration Statement on Form S-8, File No. 333-74430 (the “Registration Statement”), registering 220,000 shares of the Company’s common stock, par value $0.10 per share (the ”Common Stock”), that could be purchased under the SFX Entertainment Profit Sharing and 401(k) Plan (the “Plan”). The Registration Statement also registered an indeterminate number of interests to be offered or sold pursuant to the Plan and related interests in a trust created pursuant to the Plan (collectively, the “Plan Interests”).
     On December 21, 2005, the Company completed a tax free spin-off of its wholly-owned subsidiary, CCE Spinco, Inc. (“CCE Spinco”). In connection with the spin-off, the Company transferred sponsorship of the Plan to a subsidiary of CCE Spinco and froze the Common Stock investment option under the Plan to new investments. Plan participants may elect to liquidate amounts invested in the Common Stock under the Plan and invest the proceeds in other investment options available under the Plan. If Plan participants have not liquidated amounts invested in the Common Stock under the Plan as of the earlier of (i) June 18, 2008, or (ii) the closing of the pending potential sale of the Company, all remaining investments in Common Stock under the Plan will be automatically liquidated. On January 6, 2006, CCE Spinco changed its name to Live Nation, Inc. As a result, the Plan’s name has been changed to the “Live Nation, Inc. 401(k) Savings Plan” and the Plan’s sponsorship has been transferred to Live Nation, Inc.
     Between 2001 and 2005, Plan participants directed the purchase of approximately 40,565 shares of the Common Stock under the Plan. As no further shares of the Common Stock may be issued under the Plan, this Post-Effective Amendment No. 1 is being filed to deregister (i) all shares of the Common Stock that remain unissued pursuant to the Plan, and (ii) such indeterminate amount of Plan Interests that remain unissued pursuant to the Plan.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 3rd day of October, 2007.

CLEAR CHANNEL COMMUNICATIONS, INC.

By:	/s/ Herbert W. Hill, Jr.

Herbert W. Hill, Jr.
Senior Vice President and Chief Accounting Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark P. Mays, Randall T. Mays and Herbert W. Hill, or any of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-74430, has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ L. Lowry Mays	Chairman of the Board	October 3, 2007
L. Lowry Mays

/s/ Mark P. Mays	Chief Executive Officer and Director	October 3, 2007
Mark P. Mays

/s/ Randall T. Mays Randall T. Mays	President, Chief Financial Officer and Secretary (Principal Financial Officer) and Director	October 3, 2007

/s/ Herbert W. Hill, Jr. Herbert W. Hill, Jr.	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 3, 2007

/s/ Alan D. Feld
Alan D. Feld	Director	October 3, 2007

/s/ Perry J. Lewis
Perry J. Lewis	Director	October 3, 2007

/s/ B. J. McCombs
B. J. McCombs	Director	October 3, 2007

/s/ Phyllis B. Riggins
Phyllis B. Riggins	Director	October 3, 2007

/s/ Theodore H. Strauss
Theodore H. Strauss	Director	October 3, 2007

/s/ J. C. Watts
J. C. Watts	Director	October 3, 2007

Signatures	Title	Date

/s/ John H. Williams
John H. Williams	Director	October 3, 2007

/s/ John B. Zachry	Director	October 3, 2007
John B. Zachry

     Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly executed this Post Effective Amendment No. 1 to Registration Statement on Form S-8, File No. 333-74430, in the city of Beverly Hills in the state of California on October 3, 2007.

Live Nation, Inc. 401(k) Savings Plan

By:	/s/ Eric Lassen

Name:	Eric Lassen
Title:	On behalf of the Live Nation, Inc. Benefits Committee